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Exhibit 10.16.3

ADDENDUM TO LEASE AGREEMENT

        This Addendum is made as of June 1, 2002 by and between Pratt Land Limited Liability Company, a Colorado limited liability company, (hereinafter referred to as "Landlord") and Displaytech, Inc., a Colorado corporation, (hereinafter referred to as "Tenant").

        WITNESSETH:

        WHEREAS, the parties hereto entered into that certain Lease Agreement (hereinafter referred to as "Lease") dated the 30th day of July 1996, for property commonly known as 2602 Clover Basin Drive containing approximately 30,000 square feet:

        WHEREAS, the parties hereto entered into an Addendum to Lease Agreement dated September 4, 1996, adjusting dates with regard to the Base Rental

        WHEREAS, the parties hereto entered into an Addendum to Lease Agreement dated January 27, 1997 providing for Expansion Premises of 18,000 square feet, bringing the total Leased Premises to 48,000 square feet

        WHEREAS, the Tenant has requested of the Landlord to reduce the Leased Premises by 18,000 square feet, that area being the Expansion Premises addressed in the Addendum to Lease Agreement dated January 27, 1997, further described on Exhibit A, attached hereto.

        NOW THEREFORE, for good and valuable consideration, including the mutual covenants hereinafter set forth, the parties hereto agree to amend the above-described Lease as follows:

        1.    Premises Leased; Description:    Effective midnight July 1, 2002 the Leased Premises shall be amended to exclude 18,000 square feet referred to in Exhibit A, attached hereto. The total Premises leased shall then be reduced to 30,000 square feet. The Tenant shall vacate and remove all of their personal property from the Expansion Premises without damage to the Premises. The Landlord accepts the Premises without offset of the security deposit, in its current condition, subject to an inspection of the Premises. Landlord reserves the right, pursuant to Sections 10 and 14, of the Lease to have the tenant clean and make repairs to the Premises, in a timely manner.

        2.    Term:    The lease term is hereby extended from November 30, 2003 to midnight November 30, 2005. The First Option to renew the Lease contained in Section 3.2 of the Lease is no longer in force or further effect. The Second Option to renew the Lease for an additional term of thirty-six (36) months set forth in Section 3.2 of the Lease remains in force and effect.

        3.    Adjustment of Base Rental:    The Base Rent shall be adjusted downward, effective July 1, 2002, to reflect the reduction in the Premises.

        4.    Demising the Premises:    Landlord and Tenant shall cooperate to demise the Premises and appropriately allocate utility costs to the former Expansion Premises at the least cost to both parties.

        5.    Confirmation of Lease Agreement:    All capitalized terms used herein shall have the same definition as set forth in the Lease, unless otherwise defined herein. Except as amended herein, the Lease shall remain in full force and effect as originally executed.

        IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of this date first written above.

LANDLORD: Pratt Land Limited Liability Company a Colorado limited liability company		TENANT: Displaytech, Inc. a Colorado corporation
By:	/s/ SUSAN M. PRATT Susan M. Pratt, Manager	By:	/s/ GEORGE E. CLOUGH
		(Print Name	George E. Clough
		Its:	Vice President

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ADDENDUM TO LEASE AGREEMENT